Exhibit 4.5

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of April 1, 2016 (this “Supplemental Indenture”), by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation (hereinafter called the “Company”), having its principal executive office located at 645 Hamilton Street, Suite 1100, Allentown, Pennsylvania 18101, BB&T CORPORATION, a North Carolina corporation (hereinafter called the “Surviving Company”), having its principal executive office located at 200 West Second Street, Winston-Salem, North Carolina 27101, and U.S. BANK NATIONAL ASSOCIATION, a national banking association (hereinafter called the “Trustee”), having a Corporate Trust Office at 2 Liberty Place EX-PA-WBSP 50 S. 16th Street Suite 2000 Philadelphia, PA 19102, as Trustee under the Indenture (as hereinafter defined).

RECITALS

WHEREAS, the Company and the Trustee have entered into a Senior Debt Securities Indenture (as supplemented by that certain First Supplemental Indenture, dated as of September 16, 2014, the “Original Indenture” and, as supplemented hereby, the “Indenture”), dated as of September 16, 2014, providing for the issuance by the Company from time to time of its senior debt securities, including its 4.250% Senior Notes due 2024 (the “2024 Notes”);

WHEREAS, on the date hereof, the Company is merging with and into the Surviving Company, with the Surviving Company being the surviving Person of such merger (the “Merger”);

WHEREAS, pursuant to Section 9.1(1) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, concurrently with the execution hereof, the Company has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the mutual premises and agreements herein contained, the Company, the Surviving Company, and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Securities, as follows:

1 Definitions. Unless otherwise provided herein or unless the context otherwise requires, terms defined in the Original Indenture have the same meaning when used in this Supplemental Indenture.

2. Assumption of Obligations. Effective upon consummation of the Merger, the Surviving Company, pursuant to Article VIII of the Indenture, hereby expressly assumes and agrees to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by the Company under the Indenture and the Securities. The Surviving Company hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Securities. The parties hereto agree that the Surviving Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Surviving Company had been named as the Company therein.

3. Benefits of Supplemental Indenture. Nothing contained in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent and their successors under the Indenture and the Holders of Securities (including the 2024 Notes) or Coupons, any benefit or any legal or equitable right, remedy or claim under the Indenture.

4. Effective Date. This Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

5. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

6. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

7. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

NATIONAL PENN BANCSHARES, INC.

By:	/s/ Scott V. Fainor
	Name:	Scott V. Fainor
	Title:	President & Chief Executive Officer

BB&T CORPORATION

By:	/s/ Hal S. Johnson
	Name:	Hal S. Johnson
	Title:	Executive Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Terence C. McPoyle
	Name:	Terence C. McPoyle
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]